UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders. Below are communications used by the Company beginning on February 13, 2023, which are posted to such website, comprised of a press release and other communication. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is a press release issued by the Company:

Amarin Shareholders Invited to Webcast with Board and Management Team

— Board and Management Team to Answer Shareholder Questions —

DUBLIN, Ireland and BRIDGEWATER. N.J. Feb. 13, 2023 – Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that members of its Board of Directors and management team will host a live webcast on Tuesday, February 14, 2023, from 8:00 a.m. - 9:00 a.m. ET. The webcast will be a question-and-answer session where the Company will answer some of the most common shareholder questions focused on Amarin’s strategy and what the refreshed Board and management team are doing to drive operational and financial improvements and enhance value for all shareholders.

Amarin shareholders are encouraged to submit questions in advance to investor.relations@amarincorp.com.

Amarin participants include:

•	Per Wold-Olsen, Independent Chairman of the Board and Chair of the Remuneration Committee
•	Adam Berger, Independent Director and Chair of the Nominating and Corporate Governance Committee
•	Erin Enright, Independent Director and Chair of the Audit Committee
•	Karim Mikhail, President and Chief Executive Officer

Webcast Information

To access the webcast, go to https://www.webcaster4.com/Webcast/Page/2037/47702 or visit the shareholder resources section of www.voteamarin.com.

General Meeting Information

As previously announced, Amarin’s upcoming General Meeting of Shareholders is scheduled to be held on February 28, 2023, and shareholders of record as of January 23, 2023, will be entitled to vote at the meeting.

Amarin’s Board of Directors urges shareholders to vote “AGAINST” all proposals on the WHITE proxy card. For ADS holders, the deadline to submit your vote is 3 PM GMT (10 AM ET) February 22, 2023, and for holders of ordinary shares, the deadline is 3 PM GMT (10 AM ET) February 24, 2023.

Amarin shareholders who need assistance in voting their shares may call Amarin’s proxy solicitors, Morrow Sodali at 1 (800) 662-5200 or Okapi Partners at 1 (844) 343-2625.

Additional information can be found at www.voteamarin.com.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

The following is a statement posted by the Company on Twitter:

Join $AMRN’s live Q&A webcast at 8:00 am ET Tuesday, February 14, to hear $AMRN Board and management team answer your questions about our NEW strategy, NEW team, NEW Board. Click here https://www.webcaster4.com/Webcast/Page/2037/47702 #votethewhiteproxycard